UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2017

Sealand Natural Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55172	45-2416474
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1722 South Coast Hwy. Oceanside, CA 92054

(Address of Principal Executive Offices) (Zip Code)

800 688 0501

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On May 12, 2017 the Company completed the sale of $150,000 of face value principal of a Convertible Promissory Note (the “Note”) to an accredited investor (the “Investor”) due 9 months from the date thereof (the “Maturity Date”) . This notes bears interest at the rate of 10% per annum with a late payment interest rate of 24% per annum. The note is convertible into shares of the Company’s $0.001 par value common stock (the “Share(s)”) at the option of the Investor at the lesser of $1.00 per share or 60% of the lowest trading price for the twenty-five trading day period immediately prior to the date of the conversion. The Company also issued 85,000 restricted Shares to the Investor in consideration of the loan. The Company has the right to redeem the note by paying the investor 125% of the principal amount within 90 days of issuance and 135% of the principal for the period from 91 to 180 days from issuance. The Company will immediately commence an effort to privately sell common equity to redeem the Note as soon as possible.

At least $100,000.00 of the Note proceeds will immediately be allocated to an advance payment on the purchase of highest quality certified organic silver birch sap available at this time, immediately subsequent to harvest, to insure that the Company will have a sufficient supply of organic sap to meet demand for its silver birch water.

Item 9.01 Financial Statements and Exhibits

Exhibit 1. Securities Purchase Agreement

Exhibit 2. $150,000.00 Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Sealand Natural Resources, Inc.

By	/s/ Stone Douglass
Name:	Stone Douglass
Title:	Chief Executive Officer

Date: May 16, 2017